UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2021

TURNING POINT BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37763	20-0709285
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5201 Interchange Way Louisville, KY	40229
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 778-4421

(Former name or former address if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TPB	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 16, 2021, Turning Point Brands, Inc. (the “Company”) announced that the Board of Directors (the “Board”) has appointed Yavor Efremov to succeed Larry Wexler as President and Chief Executive Officer of the Company, effective as of January 11, 2022.  Mr. Wexler intends to retire as Chief Executive Officer effective January 10, 2022 after 18 years with the Company.  Mr. Wexler will continue to serve on the Board of Directors following his retirement.

Mr. Efremov, age 48, joined the Company’s Board of Directors in July 2021 to help develop its long-term strategic plan.  In connection with his appointment as President and Chief Executive Officer, he will step down as a member of the Audit Committee but will continue to serve as a member of the Board.

Prior to joining the Company’s Board of Directors, Mr. Efremov served as the CEO of Motorsport Network, where he was responsible for upgrading the IT infrastructure, processes, and company strategy to support the integration of more than 30 businesses around the world. He also served as a senior executive at Liberty Media Corp., where he was instrumental in sourcing, financing, and growing Liberty’s investments in multibillion-dollar businesses, including Charter Communications and Formula 1. Prior to that, Mr. Efremov worked as an investment banker at Goldman Sachs & Co. and as a corporate lawyer at the law firm of Cleary, Gottlieb, Steen & Hamilton. Mr. Efremov holds a J.D. from Yale Law School and a Ph.D. in economics from Yale University. He also has a B.S. in mathematics and a B.A. in economics from Furman University. Mr. Efremov currently serves on the board of MDH Acquisition Corp.  Mr. Efremov does not have any family relationships with any of the Company’s directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

In connection with his appointment as President and Chief Executive Officer, the Company and Mr. Efremov entered into an employment agreement which provides for his employment to commence on January 11, 2022.   The employment agreement provides for an initial term of one-year, subject to automatic one-year renewals unless either party gives at least 90 days’ notice of non-renewal.   Mr. Efremov will receive an annual base salary of $750,000 and a target annual bonus opportunity equal to 100% of base salary.  In addition, Mr. Efremov will have a target annual long-term incentive opportunity of not less than $500,000.  In the event that Mr. Efremov’s employment is terminated by the Company without “Cause” or if Mr. Efremov resigns for “Good Reason” (each as defined the employment agreement), Mr. Efremov will be entitled to receive the following severance benefits: (i) a severance payment equal to 12 months’ of annual base salary, payable over 12 months, (ii) an amount equal to a pro-rated portion of his target annual bonus for the year of termination, and (iii) a COBRA stipend equal to 12 months’ COBRA continuation coverage.  In addition, any equity awards granted to Mr. Efremov will be subject to acceleration or continued vesting, as applicable, upon certain resignation or termination events.

The foregoing description of Mr. Efremov’s employment agreement is qualified in its entirety by reference to its full text, a copy of which is attached to this Form 8-K as Exhibit 10.1.

In connection with Mr. Wexler’s retirement, the Company expects to enter into a separation agreement with Mr. Wexler pursuant to which he will agree to provide consulting services to the Company through June 30, 2022 in exchange for a monthly payment equal to 1/12th of his base salary, and a payment in respect of healthcare coverage during such period.  In addition, Mr. Wexler’s outstanding equity awards will remain outstanding and will continue to vest in accordance with the existing vesting schedules.

On December 16, 2021, the Company issued a press release in connection with the announcement of the foregoing matters. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued by Turning Point Brands, Inc. dated December 16, 2021.
10.1	Employment Agreement dated December 15, 2021 between the Company and Yavor Efremov.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TURNING POINT BRANDS, INC.

Date: December 16, 2021	By:	/s/ Brittani Cushman
	Name:	Brittani Cushman
	Title:	Senior Vice President, General Counsel and Secretary